UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2015

BERKSHIRE HILLS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15781	04-3510455
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (413) 443-5601

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           On April 23, 2015, John W. Altmeyer retired from the Boards of Directors of Berkshire Hills Bancorp, Inc. (the “Company”) and Berkshire Bank (the “Bank”).

(c)           On April 23, 2015, Glenn S. Welch, age 52, was confirmed by the Company and the Bank as Executive Vice President. Mr. Welch previously served as President and Chief Executive Officer of Hampden Bancorp, Inc. and Hampden Bank, which were acquired by the Company and the Bank on April 17, 2015. Mr. Welch served as an executive officer of Hampden Bancorp, Inc. and Hampden Bank in multiple capacities beginning with his initial employment by Hampden Bank in 2001, culminating in his appointment as President and Chief Executive Officer in 2013.

Mr. Welch will receive (i) an initial base salary of $350,000,  (ii) a payment of $400,000 if, at any time during the first six months following April 17, 2015, Mr. Welch's employment is terminated for a reason other than cause or Mr. Welch resigns within five business days after completing six months of employment with the Company, provided Mr. Welch will be subject to non-competition/non-solicitation restrictions for eighteen months, (iii) a minimum annual performance bonus of $133,333 for each of the first three years following April 17, 2015 (for a total aggregate bonus of $400,000), subject to certain conditions, and (iv) participation in the Company’s change in control severance plan on similar terms as other similarly situated officers.

(d)           On April 23, 2015, Thomas R. Burton and Richard D. Suski were each appointed to the Boards of Directors of the Company and the Bank.

Mr. Burton is a former member of Hampden Bancorp, Inc.’s Board of Directors. Mr. Burton served as the Chief Executive Officer of Hampden Bancorp and Hampden Bank from 1994 until his retirement in December 2012 and as the President of Hampden Bancorp and Hampden Bank from 1994 to 2011. Prior to his service with Hampden Bank, Mr. Burton was a managing partner at KPMG LLP. Mr. Burton is also a certified public accountant. Mr. Burton has been appointed to the Audit Committee and Compliance/Regulatory Committee of the Board of Directors of the Company. Mr. Burton fills the vacancy created by the retirement of Mr. Altmeyer from the Board of Directors. Mr. Burton is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Regulation S-K. Mr. Burton’s term of office will expire at the 2017 Annual Meeting of Stockholders.

Mr. Suski is a former member of Hampden Bancorp, Inc.’s Board of Directors. Mr. Suski is a retired principal of RDS Associates, a sole proprietorship providing business accounting and consulting services, a position he held from 1991 through 2005. Prior to his work with RDS Associates, Mr. Suski was Partner-in-Charge of Financial Institutions of the Hartford, Connecticut office of KPMG LLP. Mr. Suski is also a certified public accountant. Mr. Suski has been appointed to the Audit Committee and Capital/Risk Committee of the Board of Directors of the Company. Mr. Suski fills the vacancy created by the amendment of the Company's bylaws to increase the size of the Board from fourteen to fifteen directors. Mr. Suski is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Regulation S-K. Mr. Suski’s term of office will expire at the 2016 Annual Meeting of Stockholders.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 23, 2015, the Board of Directors of the Company amended the first paragraph of Article II, Section 1 of the Company Bylaws to increase the size of the Board from fourteen (14) to fifteen (15) directors.

The amended first paragraph of Article II, Section 1 reads:

“The business and affairs of the Corporation shall be under the direction of its Board of Directors.  The number of Directors who shall constitute the Whole Board shall be such number as the Board of Directors shall from time to time have designated, but shall not exceed fifteen (15).  The Board of Directors shall annually elect a Chairman of the Board from among its members who shall, when present, preside at its meetings.”

A copy of the Company’s Amended Bylaws is attached to this Report as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01                      Other Events

On April 23, 2015, the Board of Directors of the Company revised its Board committee structure by establishing two new committees, the Capital/Risk Management Committee and the Compliance/Regulatory Committee. The Capital/Risk Management Committee was established by combining two of the Board’s existing committees. Following the restructuring, the Company’s five standing Board committees include the Audit Committee, Capital/Risk Management Committee, Corporate Governance/Nominating Committee, Compensation Committee, and the Compliance/Regulatory Committee.

The Capital/Risk Management Committee will assist the Board in planning for future capital needs and assess material business risks to the Company. The Compliance/Regulatory Committee will assist the Board in its oversight of the Company's legal and regulatory compliance matters, except for financial compliance matters overseen by the Audit Committee.

As previously disclosed, Paul T. Bossidy, former President and Chief Executive Officer of GE Capital Solutions Group, a diversified global commercial finance company, was appointed to the Board of Directors of the Company and the Bank on March 19, 2015. Subsequently, Mr. Bossidy was appointed to the Company’s Audit Committee and Corporate Governance/Nominating Committee.

Item 9.01                      Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
(d)	Exhibits.

Exhibit No.                                Description

          3.1                                        Amended Bylaws of Berkshire Hills Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.

DATE: April 28, 2015	By:	/s/ Michael P. Daly
Michael P. Daly President and Chief Executive Officer